UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2019 (September 27, 2019)

NewLink Genetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-35342	42-1491350
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2503 South Loop Drive Ames, IA		50010
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (515) 296-5555

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NLNK	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Merger Agreement

On September 30, 2019, NewLink Genetics Corporation (“NewLink” or the “Company”), Cyclone Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), and Lumos Pharma, Inc., a privately-held Delaware corporation (“Lumos”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Lumos, with Lumos surviving as a wholly-owned subsidiary of NewLink (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Lumos capital stock outstanding immediately prior to the Effective Time (excluding shares of Lumos capital stock held as treasury stock or held or owned by Lumos or the Merger Sub prior to the Effective Time and shares held by Lumos stockholders who have exercised and perfected appraisal rights in accordance with Delaware law) shall be automatically converted solely into the right to receive a number of shares of NewLink common stock equal to the amount determined pursuant to a charter amendment to the Lumos’ certificate of incorporation (a form of which is an exhibit to the Merger Agreement) that will be filed prior to the Effective Time, at exchange ratios applicable to each type of Lumos capital stock as set forth therein. Outstanding options to purchase Lumos common stock will be assumed by NewLink and converted into options to purchase a number of shares of NewLink common stock at the exchange ratio applicable to exchanging shares of Lumos common stock for NewLink common stock.

Pursuant to such conversion, immediately following the Merger, former Lumos stockholders are expected to own approximately 50% of the aggregate number of shares of Company common stock issued and outstanding following the consummation of the Merger (the “Post-Closing Shares”), and the stockholders of the Company as of immediately prior to the Merger are expected to own approximately 50% of the aggregate number of Post-Closing Shares.

Immediately following the Merger, the name of the Company will be changed from “NewLink Genetics Corporation” to “Lumos Pharma, Inc.” and the name of Lumos will be changed to a name mutually agreed upon by the Company and Lumos. At the Effective Time, the Merger Agreement contemplates that the Board of Directors of the Company will consist of three members designated by the Company, three members designated by Lumos and one member mutually designated by the Company and Lumos. The executive officers of the Company immediately after the Effective Time are expected to be Rick Hawkins, as Chief Executive Officer, Eugene Kennedy, as Chief Medical Officer, John McKew, as Chief Science Officer, Carl Langren, as Chief Financial Officer, Bradley Powers, as General Counsel, Lori Lawley, as Vice President, Finance and Controller, and Chris Bemben, as Director, Business Development.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Lumos, including covenants relating to obtaining the requisite approvals of the stockholders of the Company and Lumos, indemnification of directors and officers, and the Company’s and Lumos’ conduct of their respective businesses between the date of signing the Merger Agreement and the closing of the Merger.  Consummation of the Merger is subject to certain closing conditions, including, among other things, approval by the stockholders of the Company and Lumos. The Merger Agreement contains certain termination rights for both the Company and Lumos, and further provides that, upon termination of the Merger Agreement under specified circumstances, the Company or Lumos, as applicable, may be required to pay the other party a termination fee of $2,000,000.

The Merger Agreement contemplates that the Company will also seek approval from its stockholders to amend the Company’s certificate of incorporation to effect a reverse stock split, with the split ratio to be mutually agreed to by the Company and Lumos within the range approved by the Company’s stockholders immediately prior to the Effective Time. Lumos’s stockholders and Board of Directors have both approved the Merger.

Support Agreements

In accordance with the terms of the Merger Agreement, the officers and directors of NewLink and Stine Seed Farm, Inc. (“Stine”), a significant stockholder of NewLink, have each entered into a support agreement with the Company (the “Support Agreements”).

Pursuant to the Support Agreements, each signatory will vote in favor of (i) the amendment of the Company’s certificate of incorporation to effect a reverse stock split, (ii) the issuance of shares of Company common stock to Lumos’s stockholders in connection with the contemplated transactions, (iii) the change of control of the Company pursuant to the Nasdaq rules, if required, and (iv) any non-binding, advisory vote to approve certain compensation that may become payable to the Company’s named executive officers, and will vote against any alternative acquisition proposal.

The Support Agreements prohibit each signatory from transferring its shares of NewLink capital stock, subject to specified exceptions. Each signatory is also prohibited from taking actions to solicit, facilitate or approve any alternative acquisition.

The Support Agreements will terminate automatically upon certain events, including the termination of the Merger Agreement and upon the Effective Time.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, the officers and directors of NewLink, Stine, as well as the officers, directors and certain stockholders of Lumos have each entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which they have agreed, among other things, not to sell or dispose of any shares of Company common stock which are or will be beneficially owned by them at the closing of the Merger with such shares being released from such restrictions 180 days after the Effective Time, subject to specified exceptions.

The Merger Agreement, form of Support Agreement and form of Lock-Up Agreement have each been included as an exhibit to this Current Report to provide the Company’s stockholders with information regarding their terms. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules delivered by the parties in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties contained in these agreements were made as of a specified date; may have been made for the purposes of allocating contractual risk between the parties to such agreements; and may be subject to contractual standards of materiality different from what might be viewed as material to the Company’s stockholders. Accordingly, the representations and warranties in these agreements should not be relied on by any persons as characterizations of the actual state of facts and circumstances of the Company or any other parties thereto at the time they were made and the Company’s stockholders should consider the information in these agreements in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of these agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. These agreements should not be read alone, but should instead be read in conjunction with each other and other information regarding the Company.

The preceding summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, the form of the Support Agreement and the form of Lock-up Agreement, which are filed as Exhibits 2.1, 2.2 and 10.1, respectively, and which are incorporated herein by reference.

Item 2.05. Costs Associated with Exit or Disposal Activities.

On September 30, 2019, the Board of Directors of the Company approved, and management commenced, a restructuring plan in the context of the anticipated Merger. This action is expected to be substantially completed by December 31, 2019. The objective of the restructuring is to reduce the Company’s operating expenses and align the Company’s personnel with the anticipated needs of the Company following the Merger. The severance charges include changes to the Company’s management team.

Under the restructuring plan, the Company will reduce its workforce by 28 employees (approximately 60%), including several members of management. Affected employees will be eligible to receive severance payments and outplacement services. Affected employees will receive accelerated vesting of a portion of their stock options, an extension to the post-termination exercise period for their stock options and Company-paid COBRA coverage. In each case, employee severance benefits are contingent upon an affected employee’s execution (and non-revocation) of a separation agreement, which includes a general release of claims against the Company. The Company expects that the workforce reduction and the change in the management team will decrease the Company’s cash payroll expense by approximately $5.0-$6.0 million annually.

In connection with the restructuring and the retirement of Dr. Vahanian as described below in Item 5.02 of this Current Report, the Company estimates that it will incur aggregate restructuring charges of approximately $4.5 million, which will be recorded in the third and fourth quarters of 2019, related to one-time termination severance payments and other employee-related costs, excluding any amounts related to stock-based compensation expense for the acceleration of stock options and the extension of post-termination stock option exercise periods. The charges that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ materially. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the workforce reduction.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The securities of the Company to be issued as described herein will be issued without registration pursuant to the exemption provided by Section 4(a)(2) under the Securities Act of 1933, as amended.

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The completion of the Merger will constitute a change in control of the Company. The Merger is described in Item 1.01 of this Form 8-K, which is incorporated by reference into this Item 5.01.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) Termination of Officers
In connection with the ongoing Merger, the Board of Directors of the Company determined to disband, effective at the closing of the Merger, the Office of Chief Executive Officer that was established by the Board of Directors on the date the Company's former CEO retired.

Dr. Vahanian’s Transition Agreement

Nicholas Vahanian retired from his position as the President and member of the Board of Directors of the Company, effective September 27, 2019, and will remain an employee of the Company during a transition period of up to November 8, 2019. Dr. Vahanian’s decision to retire was not related to a disagreement with the Company over any of its operations, policies or practices.

Dr. Vahanian entered into a transition agreement (the “Transition Agreement”) with the Company, effective September 27, 2019. Under the Transition Agreement, Dr. Vahanian will be entitled to: (i) a pro-rated 2019 bonus payment based on actual 2018 bonus paid, (ii) lump sum payment equal to 18 months of his current base salary, (iii) COBRA coverage for a period up to 18 months, (iv) $400,000 allowance for future medical costs, healthcare insurance and rehabilitation expenses, and (v) acceleration by 12 months of certain unvested stock options and restricted stock units. In addition, Dr. Vahanian will receive an extension of the post-termination exercise period by two years for certain vested options. If a priority review voucher is issued in connection with the Ebola vaccine licensed to Merck Sharp & Dohme Corp. prior to December 31, 2024, Dr. Vahanian would be eligible to receive up to 0.5% of the net amount realized by the Company from the monetization that voucher. To be eligible for the separation benefits described above, Dr. Vahanian must comply with his obligations under the Transition Agreement and provide a release of claims.

The foregoing description of the terms and conditions of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Transition Agreement, which is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

(c) Appointment of Officers
Pursuant to the Merger Agreement, the Board of Directors of the Company appointed Rick Hawkins as the CEO of the Company, effective as of the closing of the Merger. As a result of Mr. Hawkins’ appointment effective as of closing of the Merger, the Board of Directors of the Company will disband the Office of the CEO, and Mr. Hawkins will be named the Principal Executive Officer of the Company.
Rick Hawkins, age 70, has been President and CEO of Lumos since its founding in 2011. In 1983, Mr. Hawkins founded and then served as the Chairman, President and CEO of Pharmaco Dynamics Research, Inc., a clinical drug development service provider that was later merged with Applied Bioscience International, Inc. in 1991. He co-founded Sensus Drug Development Corp. in 1994 and served as its Chairman before it was sold to Pharmacia & Upjohn, LLC in 2001. He also co-founded in 1995 and served as a director of Covance Biotechnology Services, Inc., a full-service contract manufacturer of recombinant proteins, before it was sold to Akzo Nobel in 2001. He co-founded in 2004 and served as CEO, President, and Chairman of LabNow, Inc., a diagnostic device company until 2010. Mr. Hawkins currently serves as a director of the publicly traded companies, Plus Therapeutics (PSTV) and Savara Pharmaceuticals (SVRA) and the private companies, ENTvantage Diagnostics, Inc., AiCure, and Aether Therapeutics, Inc.
There are no family relationships between Mr. Hawkins and any director or other executive officer, nor are there any transactions to which the Company was or is a participant and in which Mr. Hawkins has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Other than the Merger Agreement, there are no arrangements or understandings between Mr. Hawkins and any other persons pursuant to which he was selected as an officer.
(e) Amended and Restated Employment Agreements

On September 30, 2019, each of Mr. Langren, Chief Financial Officer of the Company, Dr. Kennedy, Chief Medical Officer of the Company, Mr. Powers, General Counsel and Principal Executive Officer of the Company, and Ms. Lawley, Vice President, Finance and Controller and Principal Accounting Officer of the Company, entered into an amended and restated employment agreement (the “Employment Agreements”) with the Company, which superseded and replaced any prior executive employment agreements previously entered into with each such individual.

The material terms of the Employment Agreements include: (i) an annual base salary that is subject to annual review and periodic adjustment but that cannot be decreased without the executive’s express written consent or in connection with an across-the-board decrease in salaries that proportionally affects all senior executives of the Company; (ii) eligibility for an annual performance bonus targeted at a percentage of the executive’s base salary and based on the Company and the executive’s performance as determined by the Board and the Compensation Committee of the Board; and (iii) participation in benefit plans and programs generally available to employees and executives of the Company.

Upon the executive’s termination without Cause, due to the officer’s death or Disability, or resignation for Good Reason (each term as defined in the applicable Employment Agreement), and in the case of Mr. Langren, also upon his voluntary resignation without Good Reason at any time after delivery of the Company’s audited financial statements for 2019 to be completed in early 2020, he provides at least 30 days advance written notice and he is not eligible for the Change in Control benefits described below at the time of his resignation, the executive is entitled to receive certain benefits, subject to the executive’s execution of a separation and release agreement and continuing compliance with obligations to the Company. Such benefits include: (i) continuing base salary payments for a certain number of months (the number of months varying by executive); (ii) receipt of a prorated bonus based on the number of days worked during the year of separation; (iii) a certain number of months of accelerated vesting of the executive’s outstanding equity awards (the number of months varying by executive); (iv) post-employment reimbursement of COBRA health insurance payments for a certain number of months (the number of months varying by executive); and (v) in the case of Mr. Langren, an extension of the exercise period for certain equity awards so that Mr. Langren has 365 days after the separation date to exercise any vested equity awards.

Upon the executive’s termination without Cause or resignation (A) within one month before or 13 months following a Change in Control (each term as defined in the Employment Agreements) or (B) on or before the 13th month anniversary of the closing of the Merger, the executive is entitled to receive certain benefits, subject to the executive’s execution of a separation and release agreement and continuing compliance with obligations to the Company. Such benefits include (i) a lump sum payment of a certain number of months of the executive’s base salary (the number of months varying by executive), (ii) receipt of a bonus equal to the executive’s Bonus Target (as defined in the applicable Employment Agreement) or, in the case of Mr. Langren, receipt of a bonus equal to his most recent bonus multiplied by 1.5, (iii) 100% accelerated vesting of all the executive’s outstanding equity awards, (iv) 24 month extension of the exercise period of the executive’s outstanding equity awards (such extension available to only certain executives), and (v) post-employment reimbursement of COBRA health insurance payments for a certain number of months (the number of months varying by executive). Under the Employment Agreements the Merger will be deemed a change of control. Upon the closing of the Merger, the parties to the Employment Agreement and all other employees will receive one years’ acceleration of vesting of their stock options.

The Employment Agreements will subject the executive to non-compete and non-solicit obligations during the executive’s employment and for one year after separation from the Company. The Employment Agreements also contain customary provisions related to confidential information.

The foregoing description of the terms and conditions of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreements, which are attached hereto as Exhibits 10.3, 10.4, 10.5 and 10.6 and are incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation and or Bylaws; Change in Fiscal Year.

On September 30, 2019, the Board of Directors of the Company adopted an amendment to the Company’s bylaws (the “Bylaws”) by, among other changes, revising Section 47 to the Bylaws. The new Section 47 of the Bylaws provides that:

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (1) any derivative action or proceeding brought on behalf of the corporation; (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the corporation to the corporation or to the corporation’s stockholders; (3) any action asserting a claim arising pursuant to any provision of the DGCL, the Company’s certificate of incorporation or these Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (4) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 47. This choice of forum provision does not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any claim for which the federal courts have exclusive jurisdiction

The newly adopted Bylaws described above is attached as Exhibit 3.1 to this report on Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 30, 2019, the Company made available a presentation titled “NewLink Genetics and Lumos Pharma Merger - Focused on Developing Therapies to Treat Rare Diseases”. A copy of the presentation is attached hereto as Exhibit 99.2 and is incorporated by reference herein.

This information, including the exhibit attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.

Item 8.01 Other Events.

On September 30, 2019, the Company issued a joint press release with Lumos relating to the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Additional Information about the Merger and Where to Find It

In connection with the Merger, the Company intends to file relevant materials with the SEC, including a proxy statement for its stockholders containing the information with respect to the Merger and the Merger Agreement specified in Schedule 14A promulgated under the Exchange Act and describing the proposed Merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by directing a written request to: NewLink Genetics Corporation, 2503 South Loop Drive, Ames, IA 50010. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.

Participants in the Solicitation

The Company and its directors and executive officers and Lumos and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger will be included in the proxy statement referred to above. Additional information regarding the directors and executive officers of the Company is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the proxy statement for the Company’s 2019 Annual Meeting of Stockholders. These documents are available free of charge at the SEC web site (www.sec.gov) and from the Company at the address described above.

Legal Notice Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the Merger not being timely completed, if completed at all; prior to the completion of the Merger, the Company’s or Lumos’ respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; the parties being unable to successfully implement integration strategies or realize the anticipated benefits of the Merger, including the possibility that the expected synergies and cost reductions from the proposed acquisition will not be realized or will not be realized within the expected time period; risks related to cost reduction efforts; the Company’s workforce reduction costs may be greater than anticipated and the workforce reduction may have an adverse impact on the Company’s development activities. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed with the SEC, and its most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise, except as required under applicable law.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description
2.1*	Agreement and Plan of Merger and Reorganization, dated September 30, 2019, by and among NewLink Genetics Corporation, Cyclone Merger Sub, Inc. and Lumos Pharma, Inc.
2.2	Form of Support Agreement, by and between NewLink Genetics Corporation and its directors and officers and by and between NewLink Genetics Corporation and Stine Seed Farm, Inc.
3.1	Amended and Restated Bylaws of the Company, adopted on September 30, 2019
10.1	Form of Lock-Up Agreement
10.2	Transition Agreement, by and between NewLink Genetics Corporation and Nicholas Vahanian, dated September 27, 2019
10.3	Employment Agreement, by and between NewLink Genetics Corporation and Carl Langren, dated September 30, 2019
10.4	Employment Agreement, by and between NewLink Genetics Corporation and Eugene Kennedy, dated September 30, 2019
10.5	Employment Agreement, by and between NewLink Genetics Corporation and Brad Powers, dated September 30, 2019
10.6	Employment Agreement, by and between NewLink Genetics Corporation and Lori Lawley, dated September 30, 2019
99.1	Press Release, dated September 30, 2019
99.2	Presentation titled "NewLink Genetics and Lumos Pharma Merger - Focused on Developing Therapies to Treat Rare Diseases" posted on September 30, 2019

*The schedules and exhibits to the merger agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWLINK GENETICS CORPORATION

Dated: September 30, 2019	By:	/s/Brad J. Powers
Name: Brad J. Powers
Title: General Counsel (Principal Executive Officer)